    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------

                           PENNZOIL PRODUCTS COMPANY
                 (TO BE RENAMED PENNZOIL-QUAKER STATE COMPANY)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                DELAWARE                                 76-0200625
    (State or other jurisdiction of            (I.R.S. Employer Identification
     incorporation or organization)                        Number)

                               ----------------

     PENNZOIL PLACE, P.O. BOX 2967                     LINDA F. CONDIT
       HOUSTON, TEXAS 77252-2967                          SECRETARY
             (713) 546-4000                       PENNZOIL PRODUCTS COMPANY
   (Address, including zip code, and            PENNZOIL PLACE, P.O. BOX 2967
 telephone number, including area code,           HOUSTON, TEXAS 77252-2967
  of Registrant's principal executive                  (713) 546-4000
                offices)                        (Name, address, including zip
                                                 code, and telephone number,
                                                including area code, of agent
                                                        for service)

                               ----------------
                                With a copy to:

                              MOULTON GOODRUM, JR.
                             BAKER & BOTTS, L.L.P.
                                ONE SHELL PLAZA
                           HOUSTON, TEXAS 77002-4995
                               ----------------

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE PER AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED          UNIT(1)            PRICE(1)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Debt Securities(2)(3)
-------------------------------------------------------------------------------------------------------
Common Stock,
par value $0.10
per share(3)
-------------------------------------------------------------------------------------------------------
Preferred Stock,
par value $1.00
per share(3)(4)
-------------------------------------------------------------------------------------------------------
Depositary
Shares(5)
-------------------------------------------------------------------------------------------------------
Warrants(6)
-------------------------------------------------------------------------------------------------------
Total                        (1) 1,000,000,000         100%        (1) 1,000,000,000       $295,000
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,000,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Subject to note (1), there are being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,000,000,000, less the dollar amount of any securities previously issued hereunder.
(3) Subject to note (1), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby. The Common Stock being registered includes associated Preferred Stock purchase rights.
(4) Subject to note (1), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant.
(5) Subject to note (1), there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to be depositary under the Deposit Agreement.
(6) Subject to note (1), there are being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Preferred Stock, Common Stock, or Debt Securities registered hereby or equity securities issued by an unaffiliated corporation or other entity and held by the Registrant.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 1998
                                                                      PROSPECTUS

                                 $1,000,000,000
                           PENNZOIL PRODUCTS COMPANY
                 (to be renamed Pennzoil-Quaker State Company)

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                                    Warrants


 CONSIDER CAREFULLY THE
 RISK FACTORS BEGINNING
 ON PAGE 2.

 The information in this
 prospectus is not
 complete and may be
 changed. We may not
 sell these securities
 until the registration
 statement filed with
 the Securities and
 Exchange Commission is
 effective. This
 prospectus is not an
 offer to sell these
 securities and it is
 not soliciting an offer
 to buy these securities
 in any state where the
 offer or sale is not
 permitted.

  Pennzoil Products Company (which we are renaming Pennzoil-Quaker State Company) may offer from time to time its (1) unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures, and/or other unsecured evidences of indebtedness in one or more series; (2) shares of common stock; (3) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities; and (4) warrants to purchase debt securities, preferred stock, common stock or other securities.

  The aggregate initial offering price of the securities that we offer will not exceed $1,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

  We will provide the specific terms of the securities in supplements to this Prospectus. You should read this Prospectus and the Prospectus Supplements carefully before you invest in the Securities. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October   , 1998

                                  THE COMPANY

  Pennzoil Products Company (the "Company") manufactures and markets premium-quality lubricants and refined products, including motor oil, specialty industrial products and high quality automotive treatment and appearance products, and will include the operations of Jiffy Lube International, Inc. ("Jiffy Lube"), the world's largest franchisor of fast lube centers. The Company includes the motor oil, refined products and Jiffy Lube(R) fast lube operations being spun off (the "Spin-off") from Pennzoil Company.

  The Company has entered into an agreement that provides for the merger (the "Merger") of a wholly owned subsidiary of the Company into Quaker State Corporation ("Quaker State"), with the result that Quaker State will become a subsidiary of the Company.

  The Company, incorporated in Delaware, maintains its principal executive offices at Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967, and its telephone number is 713/546-4000.

                                  RISK FACTORS

POTENTIAL DIFFICULTIES RESULTING FROM THE MERGER

  The Company and Quaker State have previously operated separately. The management team of the Company has little experience with the combined business. The Company may not be able to integrate the operations of the Company and Quaker State without a loss of key employees, customers, franchisees or suppliers; loss of revenues; increase in operating or other costs; or other difficulties. In addition, the Company may not be able to realize the operating efficiencies and other benefits sought from the Merger. The Company will evaluate any plans to restructure its subsidiaries and determine what aspects, if any, of those plans to undertake.

  The franchise agreements used by Jiffy Lube and Q-Lube, Inc. grant certain exclusive territorial rights to the franchisees. In addition to these rights, some franchisees of Jiffy Lube and Q-Lube, Inc. have additional exclusive territories encompassing larger geographic areas; there are 16 such additional exclusive territories. Franchisees may claim that contractual or other rights are impaired as a result of the Merger, even if the Company and Quaker State franchise operations are each operated post-Merger on an independent, stand-alone basis.

RECENT LOSSES

  The Company incurred net losses from continuing operations for each of the years ended December 31, 1997, 1996, 1995 and 1994. Quaker State Corporation incurred net losses from continuing operations before extraordinary items for the years ended December 31, 1997 and 1995. There can be no assurance that the Company will be profitable.

DIFFERENT FACTORS AFFECTING THE COMPANY'S BUSINESS

  Following the Merger, the combined businesses of the Company and Quaker State will include a range of products and services, scope of operations, customers, competitors and suppliers that is more diverse than those of either the Company or Quaker State before the Merger. Accordingly, the results of operations and prospects for the Company following the Merger, as well as its stock price, may be affected by factors that are different from those that have affected the Company or Quaker State in the past.

YEAR 2000 ISSUES

  Like most other companies, the Company and Quaker State strive to ensure that their information systems are able to recognize and process date-sensitive information properly as the year 2000 approaches. Systems that do not properly recognize and process this information could generate erroneous data or even fail. The Company and Quaker State are conducting reviews of their key computer systems and have identified a number of systems that could be affected by the year 2000 issue. The Company and Quaker State are undertaking to upgrade these systems to allow them to function properly. If these steps are not completed successfully in a timely manner, the Company's operations and financial performance following the Merger could be adversely affected through disruptions in operations.

TAX RISKS

  If the Spin-off is considered part of a plan or a series of related transactions pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest in the Company or Pennzoil Company (an "Ownership Change"), Pennzoil Company will recognize gain under section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), as if it had sold the stock of Pennzoil Products Company for an amount equal to its fair market value. The Common Stock acquired by former Quaker State stockholders in connection with the Merger may be taken into account in determining whether an Ownership Change of the Company has occurred. Under the Tax Separation Agreement, the Company will be liable to Pennzoil Company for any such tax arising from an Ownership Change of the Company, unless the Ownership Change results from an act of Pennzoil Company or any of its subsidiaries or affiliates. The amount of this liability could be substantial. Pennzoil Company and the Company believe that there is no plan that would cause gain to be recognized in this manner. Acquisitions that occur within the four-year period beginning two years before the date of the Spin-off will be presumed to be part of such a plan, however, and such a plan possibly could be deemed to exist even if Pennzoil Company and the Company are not aware of it.

CERTAIN ANTITAKEOVER PROVISIONS

  The Certificate of Incorporation and By-laws of the Company, among other things, provide for a classified Board of Directors with staggered terms, restrict the ability of stockholders to take action by written consent and authorize the Board of Directors to set the terms of preferred stock. In addition, the Company's Certificate of Incorporation and the Delaware General Corporation Law contain provisions that impose restrictions on business combinations with interested parties. The Company also will adopt a stockholders' rights plan. The stockholders' rights plan, the provisions of the Certificate of Incorporation and By-laws of the Company, and the Delaware General Corporation Law may have the effect of delaying, deferring or preventing a change in control of the Company.

                                USE OF PROCEEDS

  Except as otherwise described in any Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the computation of ratio of earnings to fixed charges for the periods shown (a) on a pro forma basis as if the merger with Quaker State occurred as of January 1, 1997 and (b) on a historical basis for Pennzoil Products Company.

  PENNZOIL-QUAKER STATE
         COMPANY                         PENNZOIL PRODUCTS COMPANY
        PRO FORMA                               HISTORICAL
--------------------------     ---------------------------------------------------------
SIX MONTHS                     SIX MONTHS
  ENDED        YEAR ENDED        ENDED
 JUNE 30,     DECEMBER 31,      JUNE 30,          YEARS ENDED DECEMBER 31,
----------    ------------     ----------     ------------------------------------------
   1998           1997            1998        1997     1996     1995     1994     1993
   ----           ----            ----        ----     ----     ----     ----     ----
   1.72           1.09            1.32         --       --       --       --      1.24

  The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges and amortization of capitalized interest less capitalized interest and undistributed equity earnings (losses) of joint ventures) by fixed charges (interest expense plus capitalized interest and the portion of rental expense that represents the interest factor). On a historical basis, Pennzoil Products Company's fixed charges exceed earnings by approximately $.5 million for the year ending December 31, 1997, $5.7 million for the year ending December 31, 1996, $73.5 million for the year ending December 31, 1995 and $17.1 million for the year ending December 31, 1994.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the Company's unsecured debt securities, which may consist of Senior Notes and debentures and subordinated notes and debentures (the "Debt Securities"), sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture (the "Senior Indenture") between the Company and Chase Bank of Texas, National Association ("Chase"), Trustee under the Senior Indenture (the "Senior Trustee"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") between the Company and Chase, Trustee under the Subordinated Indenture (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to as the "Trustee." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

 General

  The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by the Company. Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities, which will be issued in registered form:

    (1) the title of the Offered Debt Securities, which may include medium-term notes, and the aggregate principal amount of the Offered Debt Securities;

    (2) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

    (3) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof;

    (4) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any;

    (5) whether and under what circumstances Additional Amounts with respect to the Offered Debt Securities will be payable;

    (6) the date or dates from which such interest will accrue;

    (7) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Offered Debt Securities on any interest payment date;

    (8) the place or places where the principal of, premium and interest, if any, on and any Additional Amounts with respect to the Offered Debt Securities will be payable;

    (9) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option;

    (10) the obligation, if any, of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities will be redeemed or purchased in whole or in part pursuant to such obligation;

    (11) the currency or currencies (including composite currencies), if other than U.S. dollars, or the form, including equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, in which payment of principal of, premium (if any) and interest on and any Additional Amounts with respect to the Offered Debt Securities will be payable;

    (12) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies other than that in which the Offered Debt Securities are stated to be payable, the currency or currencies in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

    (13) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined;

    (14) if other than the entire principal amount thereof, the portion of the principal amount of Offered Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;

    (15) any additional means of satisfaction and discharge of the applicable Indenture with respect to the Offered Debt Securities and any additional conditions to discharge;

    (16) any deletions or modifications of or additions to the definitions, Events of Default or covenants of the Company pertaining to the Offered Debt Securities;

    (17) if the Offered Debt Securities are to be convertible into or exchangeable for equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, at the option of the Company or the holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange;

    (18) whether any of such Securities will be subject to certain optional interest rate reset provisions;

    (19) the additions or changes, if any, to the Indenture with respect to such Securities as shall be necessary to permit or facilitate the issuance of such Securities in bearer form, registered or not registrable as to principal, and with or without interest coupons; and

    (20) any other terms of the Offered Debt Securities.

Reference is also made to the Prospectus Supplement for information with respect to any material United States federal income tax consequences with respect to the ownership and disposition of Offered Debt Securities.

  No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The Company conducts some of its operations through subsidiaries. The Holders of Debt Securities will have a junior position to any creditors of the Company's subsidiaries.

  Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

  If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, or any Additional Amounts with respect to any of the Offered Debt Securities is payable in any foreign currency or foreign currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or foreign currency unit will be set forth in the Prospectus Supplement relating thereto.

 Events of Default

  Unless otherwise provided with respect to any series of Debt Securities, the following are or will be Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture:

    (1) failure to pay principal of or premium, if any, on any Debt Security of such series when due;

    (2) failure to pay any interest on or any Additional Amounts with respect to any Debt Security of such series when due, continued for 60 days;

    (3) failure to deposit any sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 60 days;

    (4) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in such Indenture;

    (5) certain events of bankruptcy, insolvency or reorganization; and

    (6) any other Event of Default as may be specified with respect to Debt Securities of such series.

  If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (1), (2), (3) or (6) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of an Event of Default described in clause (4) above) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause
(5) above occurs, the principal amount of the outstanding Debt Securities of all series ipso facto shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indentures may give rise to cross defaults on such other indebtedness of the Company.

  Each Indenture provides that, within 90 days after the occurrence of a default with respect to any series of Debt Securities, the Trustee will give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts or sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance or breach of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of or premium, if any, or any interest on, or any Additional Amounts or sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture), subject to certain limitations specified in the applicable Indenture. Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under an obligation to exercise any of its rights or powers under the respective Indenture at the request of any of the Holders of the Debt Securities unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

  The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the applicable Indenture, except a default in the payment of the principal of or premium, if any, or interest on or any Additional Amounts with respect to any Debt Security or in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indentures.

  The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

 Remedies

  The Indentures provide that no Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the respective Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless

    (1) an Event of Default with respect to Debt Securities of that series has occurred and continues and such Holder has previously given written notice to the Trustee of the continuing Event of Default;

    (2) the Holders of not less than 25% in principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

    (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

    (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

    (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Debt Securities of that series.

 Modification

  Modifications and amendments of each Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby,

    (1) change the stated maturity date of the principal of, or any installment of principal of or interest on, or any Additional Amounts with respect to any Debt Security,

    (2) reduce the principal amount of, or the premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

    (3) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, or any Additional Amounts with respect to any Debt Security,

    (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or

    (5) reduce the percentage in principal amount of outstanding Debt Securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults.

  Each Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

 Consolidation, Merger and Sale of Assets

  Without the consent of any Holders of outstanding Debt Securities, the Company may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, provided that

    (1) the Person formed by such consolidation or into which the Company is merged or that acquires or leases the properties and assets of the Company substantially as an entirety is a Person that assumes by supplemental indenture the Company's obligations on the Debt Securities and under each Indenture,

    (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and

    (3) certain other conditions are met.

  Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under each Indenture and the Debt Securities.

 Discharge and Defeasance

  The Company may terminate its obligations under each Indenture, other than its obligation to pay the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Debt Securities of any series and certain other obligations, provided that it

    (1) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, premium, if any, and any interest on, and any Additional Amounts and mandatory sinking funds with respect to, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and

    (2) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

  The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the applicable Indenture. In such case, if the Company

    (1) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above,

    (2) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and

    (3) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

  The term "U.S. Government Obligations" is or will be defined in each Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

 Form, Exchange, Registration and Transfer

  Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company will appoint the Trustee under each Indenture as Security Registrar for Debt Securities issued thereunder. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company is required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption in part, the Company shall not be required to
(1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or
(2) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

 Payment and Paying Agents

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on and any Additional Amounts with respect to Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying

Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issued under the applicable Indenture. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

  All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on and any Additional Amounts with respect to any Debt Security that remain unclaimed at the end of three years after such principal, premium, interest or Additional Amounts have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

 Book-Entry Debt Securities

  The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

 Meetings

  Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "--Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

 Governing Law

  Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

 Notices

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

 Trustee

  Each Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is or will be permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

  The Trustee has made loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

  The payment of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities will be expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company.

  The Subordinated Indenture will provide that no payment may be made by the Company on account of the principal of, premium, if any, or interest on or any Additional Amounts with respect to the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holder thereof) for cash or property (other than certain junior securities of the Company), or on account of the redemption provisions of the Subordinated Debt Securities, in the event of (1) default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (2) any other event of default with respect to any Designated Senior

Indebtedness permitting the holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Subordinated Trustee by any holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Payment Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, provided that such payments may not be prevented under clause (2) above for more than 179 days after an applicable Payment Notice has been received by the Subordinated Trustee unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Designated Senior Indebtedness has been paid in full. No event of default that existed or was continuing on the date of any Payment Notice (whether or not such event of default is on the same issue of Designated Senior Indebtedness) may be made the basis for the giving of a second Payment Notice, and only one such Payment Notice may be given in any 365-day period.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than certain Junior Securities of the Company) is received by the Subordinated Trustee or the Holders of Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Subordinated Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Subordinated Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

  Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (1) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of the principal of, premium, if any, and interest on or any Additional Amounts with respect to the Subordinated Debt Securities (other than certain junior securities of the Company) and (2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than certain junior securities of the Company) to which the Holders of Subordinated Debt Securities or the Subordinated Trustee on behalf of such Holders would be entitled, except for the subordination provisions contained in the Subordinated Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  No provision of the Subordinated Indenture or the Subordinated Debt Securities will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities. The subordination provisions of the Subordinated Indenture and the Subordinated Debt Securities will not prevent the occurrence of any default or Event of Default under the Subordinated Indenture or limit the rights of the Subordinated Trustee or any Holder of Subordinated Debt Securities, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Subordinated Debt Securities may receive ratably less than other creditors.

  The term "Indebtedness," as applied to any Person, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, will be defined in the Subordinated Indenture as, without duplication, the following:

    (1) all liabilities and obligations, contingent or otherwise, of any such Person

      (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

      (b) evidenced by bonds, notes, debentures or similar instruments,

      (c) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date,

      (d) evidenced by banker's acceptances or similar instruments issued or accepted by banks,

      (e) for the payment of money relating to rental obligations under a lease required to be capitalized in accordance with generally accepted accounting principles or

      (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

    (2) all net obligations of such Person under certain interest swap and hedging obligations;

    (3) all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any capital stock of any Person; and

    (4) any and all deferrals, renewals, extensions, refinancings, refunds (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2) or (3), or this clause (4), whether or not between or among the same parties.

  The term "Senior Indebtedness" of the Company, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, will be defined in the Subordinated Indenture as

    (1) all Indebtedness of the Company unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Subordinated Debt Securities or to other Indebtedness which is pari passu with or subordinated to the Subordinated Debt Securities and

    (2) any modifications, refunding, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness; provided that in no event shall "Senior Indebtedness" include

      (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company,

      (b) Indebtedness to trade creditors or

      (c) any liability for taxes owed or owing by the Company.

  The term "Designated Senior Indebtedness," unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, will be defined in the Subordinated Indenture to mean any Senior Indebtedness of the Company that (1) in the instrument evidencing the same or the assumption or guarantee thereof (or related documents to which the Company is a party) is expressly designated as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture or (unless otherwise provided) the Indenture governing the Company's convertible subordinated debentures, and (2) satisfies such other conditions as may be provided with respect to the Subordinated Debt Securities of such series (provided that such instrument or documents may place limitations and conditions on the rights of the holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

  If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture will not restrict the amount of Senior Indebtedness that the Company may incur.

                                 CAPITAL STOCK

  The authorized capital stock of the Company will consist of 100 million shares of Common Stock, par value $0.10 per share (the "Common Stock"), and 10 million shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The following summary of the material terms of the capital stock of the Company does not purport to be complete and is qualified by reference to the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this Prospectus is a part.

PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Company's Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class. The Company's Certificate of Incorporation also provides that no action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, and the power of stockholders to act by written consent is specifically denied. The Company's By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or by the Board of Directors pursuant to a resolution adopted by a majority of the then-authorized number of directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of the corporation's outstanding voting stock.

LIMITATION ON CHANGES IN CONTROL

  Certain of the above provisions of the Company's Certificate of Incorporation and By-Laws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management or deterring potential acquirors from making an offer to stockholders of the Company. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock.

COMMON STOCK

  Each share of Common Stock will possess ordinary voting rights for the election of directors and for other corporate matters, each share being entitled to one vote. There will be no cumulative voting rights. The Common Stock will carry no preemptive rights and will not be convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. Subject to any preferential rights of the Preferred Stock, the holders of Common Stock will be entitled to receive dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up.

  The Company's Restated Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. The Restated Certificate of Incorporation further provides that the number of directors shall not be fewer than three (3) nor more than fifteen (15) and will provide for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class will hold office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1999, 2000 and 2001, respectively. A director may not be removed without cause and may only be removed for cause by the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. Special meetings of the stockholders may be called by the Chairman of the Board, the President or the Board of Directors, but may not be called by stockholders. The provisions relating to capital stock, the Board of Directors, the Board of Directors power to amend the Bylaws, the calling of special meetings, actions taken by written consent and limitation of liability of directors may be amended only by the vote of the holders of at least 80% of the capital stock entitled to vote for the election of directors.

PREFERRED STOCK

  The Board of Directors of the Company will be empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors will be authorized to fix or alter the designation, number, voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions of such rights. Among the specific matters that may be determined by the Board of Directors are the rate of dividends; the redemption price, if any; the terms of a sinking fund or redemption or purchase account, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion or exchange rights, if any; and voting powers, if any.

  Although the Company has no present intention to issue additional shares of Preferred Stock, the issuance of shares of the Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of Preferred Stock.

 General

  The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock).

  The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement.

 Dividends and Other Distributions

  The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

 Redemption of Depositary Shares

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

 Voting the Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

 Amendment and Termination of Depositary Agreement

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if
(1) all outstanding Depositary Shares relating thereto have been redeemed or
(2) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

 Charges of Depositary

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

 Resignation and Removal of Depositary

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 Miscellaneous

  The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

WARRANTS

  The Company may issue warrants (the "Warrants"), including Warrants to purchase Debt Securities ("Debt Warrants"), Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"), and Warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by the Company. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

 Debt Warrants

  The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following:

    (1) the title of such Debt Warrants;

    (2) the offering price for such Debt Warrants, if any;

    (3) the aggregate number of such Debt Warrants;

    (4) the designation and terms of such Debt Securities purchasable upon exercise of such Debt Warrants;

    (5) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security;

    (6) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable;

    (7) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;

    (8) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire;

    (9) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time;

    (10) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form;

    (11) information with respect to book-entry procedures, if any;

    (12) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

    (13) if applicable, a discussion of certain United States federal income tax considerations;

    (14) the antidilution provisions of such Debt Warrants, if any;

    (15) the redemption or call provisions, if any, applicable to such Debt Warrants; and

    (16) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

 Stock and Other Warrants

  The applicable Prospectus Supplement will describe the terms of any Stock Warrants or other Warrants to purchase equity securities issued by an unaffiliated corporation or other entity and held by the Company, including the following:

    (1) the title of such Stock Warrants or other Warrants;

    (2) the offering price of such Stock Warrants or other Warrants, if any;

    (3) the aggregate number of such Stock Warrants or other Warrants;

    (4) the designation and terms of the Common Stock, Preferred Stock or equity securities issued by an unaffiliated corporation or other entity and held by the Company purchasable upon exercise of such Stock Warrants or other Warrants;

    (5) if applicable, the designation and terms of the Securities with which such Stock Warrants or other Warrants are issued and the number of such Stock Warrants or other Warrants issued with each such Security;

    (6) if applicable, the date from and after which such Stock Warrants or other Warrants and any Securities issued therewith will be separately transferrable;

    (7) the number of shares of Common Stock, Preferred Stock or equity securities issued by an unaffiliated corporation or other entity and held by the Company purchasable upon exercise of a Stock Warrant or other Warrant and the price at which such shares may be purchased upon exercise;

    (8) the date on which the right to exercise such Stock Warrants or other Warrants shall commence and the date on which such right shall expire;

    (9) if applicable, the minimum or maximum amount of such Stock Warrants or other Warrants which may be exercised at any one time;

    (10) the currency, currencies or currency units in which the offering price, if, any, and the exercise price are payable;

    (11) if applicable, a discussion of certain United States federal income tax considerations;

    (12) the antidilution provisions of such Stock Warrants or other Warrants, if any;

    (13) the redemption or call provisions, if any, applicable to such Stock Warrants or other Warrants; and

    (14) any additional terms of such Stock Warrants or other Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants or other Warrants.

STOCKHOLDER RIGHTS PLAN

  Each share of Common Stock will include one right to purchase Preferred Stock of the Company ("Right"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "Series A Preferred Stock"), at a purchase price per Fractional Share determined by the Board of Directors of the Company prior to the Spin-off, subject to adjustment (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between the Company and The Chase Manhattan Bank, Rights Agent (the "Rights Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference.

  The Rights will be separated from the Common Stock and a "Rights Distribution Date" will occur, with certain exceptions, upon the earlier of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person. In certain circumstances, the Rights Distribution Date may be deferred by the Board of Directors of the Company. Certain inadvertent acquisitions will not result in a person becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Rights Distribution Date, (1) the Rights will be evidenced by the certificates representing outstanding shares of Common Stock and will be transferred with and only with such certificates, which will contain a notation incorporating the Rights Agreement by reference, and (2) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

  The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business 10 years after the Rights are issued, unless earlier redeemed or exchanged by the Company as described below.

  As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date and, from and after the Rights Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Rights Distribution Date will be issued with Rights. Shares of Common Stock issued after the Rights Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors of the Company, no other shares of the Common Stock issued after the Rights Distribution Date will be issued with Rights.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of the Company determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right as set by the Company's Board of Directors. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event, however, until such time as the Rights are no longer redeemable by the Company as set forth below.

  In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (1) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (2) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right as set by the Company's Board of Directors. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

  The number of outstanding Rights associated with a share of Common Stock, or the number of Fractional Shares of Series A Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock occurring prior to the Rights Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

  At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors of the Company may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

  At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration of the Company) or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

  Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Rights will have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company, even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Board of Directors of the Company can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights are being issued to protect the Company's stockholders from coercive or abusive takeover tactics and inadequate takeover offers and to afford the Company's Board of Directors more negotiating leverage in dealing with prospective acquirors.

                              PLAN OF DISTRIBUTION

  The Company may sell the Securities in and/or outside the United States: (1) through underwriters or dealers; (2) directly to a limited number of purchasers or to a single purchaser; or (3) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

  If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  The Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., counsel to the Company, located at 910 Louisiana, Houston, Texas 77002.
                                    EXPERTS

  The Pennzoil Products Group combined financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document filed by the Company at the Commission's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. The Company's filings are also available to the public from the Commission's Internet web site at http://www.sec.gov. Information concerning the Company also may be inspected at the New York Stock Exchange offices located at 20 Broad Street, New York, New York 10005.

  We have filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information in the Registration Statement. For further information with respect to the Company and the Securities, you should read the Registration Statement and the exhibits attached to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Commission allows the Company to "incorporate by reference" the information it files with them, which means that the Company can disclose important information to you by referring you to those documents that are considered part of this Prospectus. Later information the Company files with the Commission will automatically update and supersede this information.

  The Company incorporates by reference the Company's Form 10 filed with the Commission on September 21, 1998 (File No. 1-14501).

  Any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this Prospectus until we complete any offering of the securities.

  We will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning Ms. Linda F. Condit, Corporate Secretary, Pennzoil Place, P.O. Box 2967, Houston, Texas 77252-2967 (telephone 713/546-4000).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

      SEC registration fee............................................ $295,000
      Printing expenses...............................................        *
      Accounting fees and expenses....................................        *
      Legal fees and expenses.........................................        *
      Blue Sky qualification fees and expenses........................        *
      Trustee's fees and expenses.....................................        *
      Fees of rating agencies.........................................        *
      Miscellaneous...................................................        *
                                                                       --------
          Total                                                               *
                                                                       ========

     --------
     * To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article 9 of the By-Laws of the Company provides for indemnification of any person who is, or is threatened to be made, a witness in or a party to any proceeding by reason of his Corporate Status, as defined in the By-laws, to the extent authorized by applicable law including, but not limited to, the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorney's fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. Article 9 of the By-laws also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted to present and former directors, officers, employees and agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

  Article IX of the Company's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director

    (1) for a breach of the director's duty of loyalty to the corporation or its stockholders;

    (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

    (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

    (4) for transactions from which the director derived an improper personal benefit.

  The Company has purchased directors and officers liability insurance that would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

  The above discussion of the Company's Restated Certificate of Incorporation and By-Laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Restated Certificate of Incorporation, By-Laws and statute.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
 ------- ---------------------------------------------------------------------
  *1.1   --Form of Underwriting Agreement
  +3.1   --Pennzoil Products Company Certificate of Incorporation, as amended
          (incorporated by reference to Exhibit 3.1 to the Company's
          Registration Statement on Form S-4 Registration No. 333-61541 dated
          August 14, 1998)
  +3.2   --Form of Restated Certificate of Incorporation of Pennzoil-Quaker
          State Company (incorporated by reference to Exhibit 3.2 to the
          Company's Registration Statement on Form S-4 Registration No.
          333-61541 dated August 14, 1998)
  +3.3   --Pennzoil Products Company By-Laws (incorporated by reference to
          Exhibit 3.3 to the Company's Registration Statement on Form S-4
          Registration No. 333-61541 dated August 14, 1998)
  +3.4   --Form of Amended and Restated By-Laws of Pennzoil-Quaker State
          Company (incorporated by reference to Exhibit 3.4 to the Company's
          Registration Statement on Form S-4 Registration No. 333-61541 dated
          August 14, 1998)
  +3.5   --Form of Common Stock Certificate of Pennzoil-Quaker State Company
          (incorporated by reference to Exhibit 3.5 to the Company's
          Registration Statement on Form S-4 Registration No. 333-61541 dated
          August 14, 1998)
  +3.6   --Form of Pennzoil-Quaker State Company Rights Agreement between the
          Company and The Chase Manhattan Bank, Rights Agent (incorporated by reference to Exhibit 3.6 to the Company's Registration Statement on
          Form S-4 Registration No. 333-61541 dated August 14, 1998)
   4.1   --Form of Senior Indenture (filed herewith)
   4.2   --Form of Subordinated Indenture (filed herewith)
  *4.3   --Form of Deposit Agreement
  *4.4   --Form of Depositary Receipt
  *4.5   --Form of Warrant
  *5     --Opinion of Baker & Botts, L.L.P., Houston, Texas relating to the
          Debt Securities, Preferred Stock, Depositary Shares, Common Stock,
          and Warrants
  12     --Computation of Ratios of Earnings to Fixed Charges (filed herewith)

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
 ------- ---------------------------------------------------------------------
   23.1  --Consent of Arthur Andersen LLP, independent public accountants
          (filed herewith)
   23.2  --Consent of PricewaterhouseCoopers LLP, independent public accountants (filed herewith)
  *23.3  --Consent of Baker & Botts, L.L.P. (included in Exhibit 5)
   24    --Powers of Attorney (filed herewith)
   25.1  --Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 relating to the Senior Indenture (filed herewith)
   25.2  --Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 relating to the Subordinated Indenture (filed herewith)
   99.1  --Consent of persons named as future directors of Pennzoil-Quaker
          State Company (filed herewith)

--------
* To be filed by amendment or as an exhibit to a current report on Form 8-K. + Incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on October 20, 1998.

                                          Pennzoil Products Company

                                          By:   /s/ James L. Pate
                                             ----------------------------------

                                                      JAMES L. PATE,
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 20, 1998.

                NAME                         TITLE

     /s/ David P. Alderson II        Director
-----------------------------------
       DAVID P. ALDERSON II

         /s/ James L. Pate           Chief Executive
-----------------------------------   Officer and
           JAMES L. PATE              Director

        /s/ James J. Postl           President and Director
-----------------------------------
          JAMES J. POSTL

       /s/ James W. Shaddix          Director
-----------------------------------
         JAMES W. SHADDIX

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
 ------- ---------------------------------------------------------------------
   *1.1  --Form of Underwriting Agreement
   +3.1  --Pennzoil Products Company Certificate of Incorporation, as amended
          (incorporated by reference to Exhibit 3.1 to the Company's
          Registration Statement on Form S-4 Registration No. 333-61541 dated
          August 14, 1998)
   +3.2  --Form of Restated Certificate of Incorporation of Pennzoil-Quaker
          State Company (incorporated by reference to Exhibit 3.2 to the
          Company's Registration Statement on Form S-4 Registration No.
          333-61541 dated August 14, 1998)
   +3.3  --Pennzoil Products Company By-Laws (incorporated by reference to
          Exhibit 3.3 to the Company's Registration Statement on Form S-4
          Registration No. 333-61541 dated August 14, 1998)
   +3.4  --Form of Amended and Restated By-Laws of Pennzoil-Quaker State
          Company (incorporated by reference to Exhibit 3.4 to the Company's
          Registration Statement on Form S-4 Registration No. 333-61541 dated
          August 14, 1998)
   +3.5  --Form of Common Stock Certificate of Pennzoil-Quaker State Company
          (incorporated by reference to Exhibit 3.5 to the Company's
          Registration Statement on Form S-4 Registration No. 333-61541 dated
          August 14, 1998)
   +3.6  --Form of Pennzoil-Quaker State Company Rights Agreement between the
          Company and The Chase Manhattan Bank, Rights Agent (incorporated by reference to Exhibit 3.6 to the Company's Registration Statement on
          Form S-4 Registration No. 333-61541 dated August 14, 1998)
    4.1  --Form of Senior Indenture (filed herewith)
    4.2  --Form of Subordinated Indenture (filed herewith)
   *4.3  --Form of Deposit Agreement
   *4.4  --Form of Depositary Receipt
   *4.5  --Form of Warrant
   *5    --Opinion of Baker & Botts, L.L.P., Houston, Texas relating to the
          Debt Securities, Preferred Stock, Depositary Shares, Common Stock,
          and Warrants
   12    --Computation of Ratios of Earnings to Fixed Charges (filed herewith)
   23.1  --Consent of Arthur Andersen LLP, independent public accountants
          (filed herewith)
   23.2  --Consent of PricewaterhouseCoopers LLP, independent public accountants (filed herewith)
  *23.3  --Consent of Baker & Botts, L.L.P. (included in Exhibit 5)
   24    --Powers of Attorney (filed herewith)
   25.1  --Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 relating to the Senior Indenture (filed herewith)
   25.2  --Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 relating to the Subordinated Indenture (filed herewith)
   99.1  --Consent of persons named as future directors of Pennzoil-Quaker
          State Company (filed herewith)

--------
* To be filed by amendment or as an exhibit to a current report on Form 8-K. + Incorporated herein by reference.